Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SECURED REAL ESTATE INCOME FUND II, LLC", CHANGING ITS NAME FROM "SECURED REAL ESTATE INCOME FUND II, LLC" TO "SECURED REAL ESTATE INCOME STRATEGIES, LLC", FILED IN THIS OFFICE ON THE FIFTH DAY OF JUNE, A.D. 2017, AT 10:30 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6069883 8100
SR# 20174591861

Authentication: 202666529
Date: 06-07-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 PM 06/05/2017
FILED 10:30 PM 06/05/2017
SR 20174591861 - File Number 6069883

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
SECURED REAL ESTATE INCOME FUND II, LLC

Pursuant to §18-202 of the Delaware limited liability company act, the individual named below causes this Amendment to the Certificate of Formation for SECURED REAL ESTATE INCOME FUND II, LLC (the "Company") to be delivered to the Delaware office of the Secretary of State for filing, and states as follows:

1. The name of the limited liability company is SECURED REAL ESTATE INCOME FUND II, LLC.

2. The initial Certificate of Formation was filed on June 15, 2016.

3. The Certificate of Formation shall be amended as follows:

    a. There is a change in the name of the limited liability company to

SECURED REAL ESTATE INCOME STRATEGIES, LLC

IN WITNESS WHEREOF, the undersigned manager of SECURED REAL ESTATE INCOME FUND II, LLC has executed this Certificate of Amendment to the Company's Certificate of Formation as of this 22nd day of May, 2017.

By: SREIF Manager II, LLC
Its: Manager

By: Matthew Sullivan
Title: Manager